UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 12, 2005

EVCI CAREER COLLEGES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	001-14827 (Commission File Number)	06-1488212 (IRS Employer Identification No.)

1 Van Der Donck Street, 2nd Floor, Yonkers, New York 10701
(Address of principal executive offices)

Registrant’s telephone number, including area code (914) 963-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2005, EVCI’s compensation committee recommended to EVCI’s board of directors and the board of directors approved amendments, effective August 12, 2005, to the employment agreements of Dr. Arol I. Buntzman, our Chairman, and Dr. John J. McGrath, our Chief Executive Officer and President. The amendments are summarized below:

Dr. Buntzman’s employment agreement has been amended as follows:

•
The annual cash bonus based on the percentage increase in EVCI’s income from operations is limited to performance for 2005 as compared to 2004 and is a maximum of $330,000 if the increase in income from operations is 25% or more. Before the amendment, the cash bonus was $790,000 if the increase in income from operations was 25% for any year over a prior year during the remaining term of the employment agreement. In addition, if the increase was more than 25%, the cash bonus increased according to a formula and was not capped.

•
In consideration of the foregoing changes to the cash bonus, a grant of 100,054 shares of restricted stock on August 12, 2005 that are forfeited to the extent not earned as a result of an increase in EVCI’s income from operations for 2005 over 2004.

The calculation of the cash bonus and restricted share bonus is illustrated by the following table:

Increase in income from operations (1)(2)	25%	20%	15%	10%(3)
Cash bonus	$330,000	$247,500	$165,000	$82,500
Earned shares (4)	100,054	75,041	50,027	25,014
Forfeited shares	-0-	25,013	50,027	75,041

(1)
References herein to income from operations shall not include, with respect to 2005, the results from operating the Pennsylvania School of Business, Inc. or any other acquisition made in 2005. The percentage increase in income from operations shall be determined after having accrued and, therefore, expensed the full amount of the cash bonuses.

(2)	There is no proration if the percentage increase is more than one percentage target but less than the next. Prior to the amendment, the cash bonus was prorated.

(3)	There is no cash bonus and all shares are forfeited if less than 10%.

(4)
Except to the extent necessary to sell earned shares to pay the income tax on the ordinary income equal to the market value of all of the shares earned, if and when earned, the earned shares cannot be sold until January 1, 2007.

Dr McGrath’s employment agreement has been amended as follows:

•
The annual cash bonus based on the percentage increase in EVCI’s income from operations is limited to performance for 2005 as compared to 2004 and is a maximum of $200,000 if the increase in income from operations is 25% or more. Before the amendment, the cash bonus was $490,000 if the increase in income from operations was 25% for any year over a prior year during the remaining term of the employment agreement. In addition, if the increase was more than 25%, the cash bonus increased according to a formula and was not capped.

•
In consideration of the foregoing changes to the cash bonus, a grant of 63,078 shares of restricted stock on August 12, 2005 that are forfeited to the extent not earned as a result of an increase in EVCI’s income from operations for 2005 over 2004.

The calculation of the cash bonus and restricted share bonus is illustrated by the following table:

Increase in income from operations (1)(2)	25%	20%	15%	10%(3)
Cash bonus	$200,000	$150,000	$100,000	$50,000
Earned shares (4)	63,078	47,308	31,539	15,769
Forfeited shares	-0-	15,770	31,539	47,309

(1)
References herein to income from operations shall not include, with respect to 2005, the results from operating the Pennsylvania School of Business, Inc. or any other acquisition made in 2005. The percentage increase in income from operations shall be determined after having accrued and, therefore, expensed the full amount of the cash bonuses.

(2)	There is no proration if the percentage increase is more than one percentage target but less than the next. Prior to the amendment, the cash bonus was prorated.

(3)	There is no cash bonus and all shares are forfeited if less than 10%.

(4)
Except to the extent necessary to sell earned shares to pay the income tax on the ordinary income equal to the market value of all of the shares earned, if and when earned, the earned shares cannot be sold until January 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

EVCI CAREER COLLEGES HOLDING CORP.

Dated: August 15, 2005	By:	/s/ Dr. John J. McGrath

Name: Dr. John J. McGrath Title: Chief Executive Officer and President